Exhibit 99.2

ITALK SIGNS LETTER-OF-INTENT TO ACQUIRE COMPETITIVE LOCAL EXCHANGE CARRIER, EEZINET CORPORATION

Ft. Lauderdale, Florida, May 30, 2013 - iTalk Inc. (OTCQB: TALK) (OTCBB: TALK) ("iTalk" or the "Company"), a global provider of advanced communications and mobile broadband services, is pleased to announce that it has signed a Letter-of-Intent ("LOI") to acquire Eezinet Corporation ("Eezinet"), a multi-state FCC licensed Competitive Local Exchange Carrier (CLEC) focused on the deployment of broadband and related services in rural America.

The potential transaction, as currently contemplated, would result in iTalk acquiring 100% of Eezinet including all of its assets, licenses, subsidiaries, obligations, and contract rights, including three (3) Federal Communications Commission (FCC) Broadband PCS Spectrum Licenses; WQCS447-BTA178 (Greenwood, South Carolina), WQCS448-BTA329 (Oklahoma City, Oklahoma), WQCS449-BTA411 (Scotts Bluff, Nebraska).

"Spectrum is the lifeblood of the mobile communications industry and as more consumers buy smartphones, which according to the FCC, use 24 times more data than traditional cell phones, and tablets, which can consume 122 times more data, there is a growing need for available spectrum. As a result, the industry and the FCC have declared a spectrum shortage," commented David F. Levy, Chief Executive Officer of iTalk Inc. "This is an even greater issue in areas unserved or underserved by the major telecoms. We look forward to working with the Eezinet team as they work to build out their proposed wired and wireless networks and achieving the full service and revenue potential of the three Eezinet broadband spectrum licenses."

Eezinet Corporation is a privately held Competitive Local Exchange Carrier
(CLEC), specializing in the deployment and ownership of rural communication networks utilizing its multi-state broadband licenses and state of the art fiber optic networks (Shared Infrastructure for Broadband and Smart Grid Applications) for Rural America. The company obtained its spectrum licenses from the Federal Communications Commission (FCC) Broadband PCS Auction #58 held in 2004. The license coverage areas purchased were specifically targeted to address the lack of broadband services in rural America. Eezinet Corporation is the only national minority controlled Communications Service Provider in the United States that owns PCS Broadband Spectrum Licenses awarded by the Federal Communications Commission (FCC).

In early 2009, Congress directed the FCC to develop a National Broadband Plan
(NBP) to ensure that every American has "access to broadband capability". The FCC estimated that there will be $60 billion dollars spent by the federal government over the next twenty years to incentivize private investments for infrastructure in rural America and eliminate the technology gap between urban America and rural America. President Barrack Obama recently announced programs to invest $795 million of stimulus money in grants and loans to finance projects in broadband communication services in rural America. The U.S. Government efforts are to bring broadband services to underserved communities or communities with no access to broadband. These investments are expected to create 5,000 new jobs and more than $200 million in private investment that are connected to these activities. A CNN report projected that 685,000 businesses, 900 healthcare facilities, and 240 schools in all 50 States will receive some benefit from government investment in broadband communications in rural America.

Eezinet is currently implementing its "Thirty City Plan" across rural America with the first shared infrastructure network presently being deployed in Tahlequah, Oklahoma, with additional networks in the engineering and design stage for nine other rural cities in Oklahoma.

This potential acquisition remains subject to, among other things, iTalk Inc. and Eezinet Corporation completing customary pre-closing due diligence, the parties entering into a Definitive Agreement, and receipt of all required regulatory approvals. iTalk anticipates closing the transaction during the second half of 2013. There can be no assurance that any transaction will be completed as proposed or at all.

About iTalk

iTalk, Inc. (OTCQB: TALK) is a publicly traded global provider of advanced communications and mobile broadband services. The Company utilizes innovative and disruptive technologies, including Voice-over-IP (VoIP), nationwide 3G/4G
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mobile broadband networks, smartphones, and mobile applications ("apps") to offer consumers the highest-quality low-cost no-contract alternatives to voice, data, and mobile services from major national carriers. Through our access to an extensive network, iTalk is able to offer nationwide voice and data coverage to 280 million people in more than 12,900 cities. iTalk's current and planned products, services, and brands include, RocketVoIP.com, (www.rocketvoip.com), ITG long distance calling cards, iData 3G/4G Mobile Broadband, iTalk Unlimited Nationwide Talk, and the iTalk iPod Touch Sleeve smartphone adapter. For further information, visit www.italkmobility.com.

For further information regarding iTalk Inc., contact:

iTalk Inc. - Investor Relations Dept.
(888) 663-9925 (Toll-free)
E-mail: investor@italkmobility.com
Website: www.italkmobility.com

DISCLAIMER/SAFE HARBOR: Statements about the Company's future expectations and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. When used in this document, the words "anticipate," "estimate," "expect," "intend," "plans," "projects," and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties noted. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, intended or projected. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, the impact of competitive services and pricing and general economic.